Exhibit 4.3

PAYCHEX, INC. 2015 QUALIFIED EMPLOYEE STOCK PURCHASE PLAN

1.	Purpose of Plan
The purpose of the Plan is to provide employees of the Company with an opportunity to purchase Common Stock at a discount through payroll deductions. The Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Code, and the provisions of the Plan shall be construed consistent with such intention.

2.	Definitions
As used in the Plan, the following terms shall have the meanings set forth below:
(a)“Applicable Percentage” means, with respect to an Offering Period, 85%, or such other percentage from 85% to 100% as determined by the Committee in its sole discretion for that Offering Period and applicable to all Participants.
(b)“Board” means the Board of Directors of Paychex.
(c)“Business Day” means a day on which shares of Common Stock are or could be traded on Nasdaq.
(d)“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated and other official guidance issued thereunder.
(e)“Committee” means the committee established pursuant to Section 4 to be responsible for the general administration of the Plan.
(f)“Common Stock” means Paychex’s common stock, $.01 par value per share.
(g)“Company” means Paychex and each of its U.S. Subsidiaries.
(h)“Eligible Compensation” means the total remuneration reportable on Form W-2 that is paid to an Eligible Employee, for personal services actually rendered, including regular wages, overtime pay, holiday pay, sick pay, commissions, paid time off, incentive compensation, and salary reduction contributions pursuant to elections under a plan subject to Sections 125 or 401(k) of the Code that is paid to a Participant by the Company, but excluding deferred compensation, any employee benefit, employer contributions to or payments from this Plan or any other employee benefit, or stock option income, restricted stock income, or any other equity-based compensation, relocation assistance income, the imputed value of group term life insurance coverage, non-cash awards, and other unusual payments determined by the Committee in a non-discriminatory manner.
(i)“Eligible Employee” means any employee of the Company that meets the eligibility requirements of Section 5.

(j)“Enrollment Form” means the electronic form filed with the broker or other agent designated by the Committee pursuant to Section 6.
(k)“Fair Market Value” of Common Stock on a given date means the closing sale price of the Common Stock on Nasdaq, as reported in the consolidated transaction reporting system on such date, or if Nasdaq is not open for trading on such date, then on the most recent preceding date when Nasdaq is open for trading.
(l)“Offering Commencement Date” means, with respect to an Offering Period, the first Business Day of that Offering Period.
(m)“Offering Period” means a three-month period. The first Offering Period shall commence on the first Business Day of a month designated by the Committee after the Plan becomes effective pursuant to Section 16(a), and shall end on the last Business Day of such three-month period. Successive Offering Periods shall commence on the first Business Day following the end of the preceding Offering Period and shall end on the last Business Day of the three-month period following the month in which the preceding Offering Period ended.
(n)“Paychex” means Paychex, Inc.
(o)“Participant” means an Eligible Employee who elects to participate in the Plan by completing an Enrollment Form pursuant to Section 6.
(p)“Payroll Deduction Account” means the bookkeeping account established by the Company for a Participant which is credited to reflect the Participant’s payroll deductions pursuant to Section 6.
(q)“Plan” means this Paychex, Inc. 2015 Qualified Employee Stock Purchase Plan, as set forth herein and as amended from time to time.
(r)“Purchase Date” means, with respect to an Offering Period, the last Business Day of that Offering Period.
(s)“Rule 16b-3” means Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.
(t)“Subsidiary” means a “subsidiary corporation” of Paychex, as that term is defined in Section 424(f) of the Code.

3.	Shares Subject to the Plan
Subject to the provisions of Section 12, the total number of shares of Common Stock which may be purchased by employees under the Plan shall not exceed 2,500,000. Shares subject to the Plan may be either authorized but unissued shares or shares that were once issued and subsequently reacquired by the Company.

4.	Administration of the Plan
The Plan shall be administered by the Committee appointed by the Board which shall be comprised of not less than such number of directors as shall be required to permit Common Stock purchased under the Plan to qualify under Rule 16b-3, and each member of the Committee shall be a “non-employee director” within the meaning of Rule 16b-3. The Committee shall be the Governance and Compensation Committee of the Board unless the Board shall appoint another committee to administer the Plan.
Subject to the express provisions of the Plan, the Committee shall have the authority to take any and all actions necessary to implement the Plan and to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in administering the Plan. All of such determinations shall be final and binding upon all persons. The Committee may request advice or assistance or employ such other persons as are necessary for proper administration of the Plan.

5.	Eligible Employees
Any employee of the Company shall be eligible to participate in the Plan, except an employee who owns (or is considered as owning within the meaning of Section 424(d) of the Code) stock possessing 5% or more of the total combined voting power or value of all classes of stock of Paychex or any Subsidiary. No director of the Company who is not an employee shall be eligible to participate in the Plan.

6.	Election to Participate
An Eligible Employee may become a Participant effective on the first Business Day of any Offering Period by filing with the broker or other agent designated by the Committee, an Enrollment Form authorizing specified regular payroll deductions from his or her Eligible Compensation. Such regular payroll deductions shall be subject to a maximum deduction of (a) a percentage (not to exceed 25%) specified by the Committee for such Offering Period of Eligible Compensation for each payroll date during that Offering Period, or (b) a maximum dollar amount specified by the Committee for such Offering Period.
Payroll deductions for an Offering Period shall commence on the first payroll date occurring on or after the applicable Offering Commencement Date and shall end on the last payroll date occurring on or before the Purchase Date for that Offering Period. A Participant’s payroll deductions shall be credited to the Payroll Deduction Account that the Company has established in the name of the Participant.
A Participant may at any time elect to withdraw from the Plan in accordance with procedures specified by the Committee, and shall cease to be a Participant following the end of the Offering Period in which the election is made to discontinue participation. A Participant may, to be effective as of the first Business Day of the next following Offering Period, increase or decrease his or her payroll deduction by filing a new

Enrollment Form. Elections shall last the entire Offering Period, or if earlier, until the employee ceases to be a Participant.
Enrollment Forms must be filed with the broker or other agent designated by the Committee not less than ten days before the beginning of an Offering Period to be effective for that Offering Period, unless an earlier deadline is prescribed by the Committee. An Enrollment Form not filed within the prescribed enrollment period shall be effective the first Business Day of the Offering Period following the Offering Period in which it would otherwise become effective.

7.	Purchase of Shares
Each Participant having eligible funds in his or her Payroll Deduction Account on a Purchase Date shall be deemed, without any further action, to have purchased the number of full shares of Common Stock which the eligible funds in his or her Payroll Deduction Account could purchase on that Purchase Date at a price per share that shall be the Applicable Percentage of the Fair Market Value of such share on the Purchase Date. The Payroll Deduction Account of each such Participant shall be charged for the amount of such purchase and shares shall be issued to the Participant as of the Purchase Date. No fractional shares shall be purchased; any funds in a Participant’s Payroll Deduction Account that are insufficient to purchase a full share shall be retained in the Participant’s Payroll Deduction Account for the following Offering Period, unless the Participant will not be participating in the following Offering Period. Except for amounts retained in a Participant’s Payroll Deduction Account pursuant to the preceding sentence, any funds left over in a Participant’s Payroll Deduction Account after the purchase of shares of Common Stock on a Purchase Date pursuant to this Section 7 shall be returned to the Participant.
As soon as administratively practicable following each Purchase Date on which a purchase of shares occurs, the Company shall arrange for the delivery to each Participant, via a broker designated by the Committee, of the shares purchased by that Participant on that Purchase Date. The Company may require that purchased shares be retained with the designated broker for a specified period of time following the Purchase Date or it may establish procedures to permit tracking of dispositions of purchased shares.

8.	Registration of Shares
Shares of Common Stock will be registered only in the name of the Participant or, if he or she so indicates on his or her Enrollment Form, in the Participant’s name jointly with one other person, with right of survivorship.

9.	Limitation on Purchases
(a)    During any one calendar year, no Participant shall have the right to purchase under the Plan (and all other plans qualified under Section 423 of the Code) shares of Common Stock having a

Fair Market Value (determined as of an Offering Commencement Date) in excess of $25,000. The purpose of this limitation is to comply with Section 423(b)(8) of the Code and shall be interpreted accordingly.
(b)    A Participant’s Payroll Deduction Account may not be used to purchase Common Stock on any Purchase Date to the extent that after such purchase the Participant would own (or be considered as owning within the meaning of Section 424(d) of the Code) stock possessing 5% or more of the total combined voting power or value of all classes of stock of Paychex or any Subsidiary. For this purpose, stock which the Participant may purchase under any outstanding option shall be treated as owned by such Participant. As of the first Purchase Date on which this Section 9(b) limits a Participant’s ability to purchase Common Stock, the employee shall cease to be an Eligible Employee and a Participant.
(c)    The Committee may establish a limit on the maximum number of shares of Common Stock that any Participant may purchase under the Plan during an Offering Period provided that such limit is in addition to, and not in replacement of, the limitation under Section 9(a).

10.	Rights as a Stockholder
None of the rights or privileges of a stockholder of Paychex shall exist with respect to shares of Common Stock purchased under the Plan until the date as of which such shares are delivered pursuant to Section 7.

11.	Rights Not Transferable
Except as expressly provided in Section 13, neither payroll deductions credited to a Participant’s Payroll Deduction Account nor any rights with regard to participation in the Plan nor the right to receive shares of Common Stock shall be transferable in any way by a Participant, and during the lifetime of a Participant, the Participant’s right to purchase shares of Common Stock under the Plan may only be exercised by the Participant.

12.	Change in Capital Structure
In the event of a stock dividend, stock split or combination of shares, recapitalization or merger in which Paychex is the surviving corporation or other change in Paychex’s capital stock applicable to all stockholders generally, the number and kind of shares of stock or other securities of Paychex to be subject to the Plan, the maximum number of shares or other securities which may be delivered under the Plan, and other relevant provisions shall be appropriately adjusted by the Committee, whose determination shall be binding on all persons.
If Paychex is a party to a consolidation or a merger in which Paychex is not the surviving corporation, a transaction that results in the acquisition of substantially all of Paychex’s outstanding stock by a single person or entity, or a sale or transfer of substantially all of Paychex’s assets, the Committee may take such actions with respect to the Plan as the Committee deems appropriate.
Notwithstanding anything in the Plan to the contrary, the Committee may take the foregoing actions without the consent of any Participant, and the Committee’s determination shall be conclusive and binding on all persons for all purposes.

13.	Retirement, Termination and Death
In the event of a Participant’s death or retirement or termination of employment for any reason, or in the event that a Participant ceases to be an Eligible Employee, then no further purchase of shares shall be made by him or her under the Plan. In such event, the amount remaining in the employee’s Payroll Deduction Account shall be refunded to him or her. In the event of a Participant’s death, the amount in his or her Payroll Deduction Account shall be delivered to the beneficiary designated by the Participant in a writing filed with the Company. If no beneficiary has been designated, or if the designated beneficiary does not survive the Participant, such amount shall be delivered to the employee’s estate.

14.	Amendment of the Plan
The Board may at any time, or from time to time, amend the Plan in any respect; provided, however, that the stockholders of Paychex must approve any amendment that would materially (a) increase the benefits accruing to Participants under the Plan, (b) increase (other than pursuant to Section 12) the number of securities that may be issued under the Plan, or (c) modify the requirements as to eligibility for participation in the Plan.

15.	Termination of the Plan
The Plan and all rights of employees hereunder shall terminate on the earlier of: (a) the Purchase Date that Participants become entitled to purchase a number of shares greater than the number of shares remaining available for purchase under the Plan; or (b) a date specified by the Board in its sole discretion. In the event that the Plan terminates under circumstances described in clause (a) of this Section, the shares remaining as of the termination date shall be purchased by Participants on a pro-rata basis. Upon termination of the Plan, all amounts in an employee’s Payroll Deduction Account that are not used to purchase Common Stock will be refunded to such employee.

16.	General Provisions
(a)Term of Plan. The Plan shall become effective upon (a) due approval of the Plan by the stockholders of Paychex within 12 months after its adoption by the Board, and (b) the effectiveness of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, covering the shares of Common Stock subject to the Plan. Once effective, the Plan shall continue in effect until all of the shares of Common Stock available under the Plan, as increased or adjusted from time to time, have been issued under the Plan, unless sooner terminated by the Board.
(b)Use of Funds. All payroll deductions received or held by the Company under the Plan shall be general corporate funds, and as such, may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate payroll deductions or pay interest thereon.
(c)No Limit on Other Compensation Plans or Arrangements. Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation plans or arrangements, and such plans or arrangements may be either generally applicable or applicable only in specific cases.
(d)No Right to Employment. Participation in the Plan shall not be construed as giving a Participant the right to be retained as an employee of the Company, nor will it affect in any way the right of the Company to terminate a Participant’s employment at any time, with or without cause.
(e)No Guarantee of Tax Consequences. No person connected with the Plan in any capacity, including, but not limited to, the Company and its directors, officers, agents and employees, makes any representation, commitment, or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable, or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.
(f)Government and Other Regulations. The Plan, and the grant and exercise of the rights to purchase shares hereunder, and the Company’s obligation to sell and deliver shares upon the exercise of rights to purchase shares, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or government agency as may, in the opinion of counsel for the Company, be required.
(g)Arbitration of Disputes.
(i)Every person with a claim involving the Plan or an offering made pursuant to the Plan shall be required to submit such claim to binding arbitration. The process and procedure for any such arbitration shall be governed by the rules of the American Arbitration Association. The arbitrator will be bound by the substantive terms of the Plan. All claims pertaining to the Plan shall be required to be submitted to binding arbitration in this manner, unless such a requirement is prohibited by applicable law or regulation. Except with respect to claims as to which binding arbitration may not be compelled, no claim may be brought in any other manner or any other forum.
(ii)All claims must be filed within 90 days of the date the cause of action accrued. A cause of action is considered to have accrued when the person bringing the legal action knew, or in the exercise of reasonable diligence should have known, that the claim or legal position which is the subject of the action has been clearly repudiated, regardless of whether such person has filed a claim. If a claim is denied on appeal, a demand for arbitration (or, if arbitration is prohibited by law, a lawsuit) must be filed within 90 days of the date the claim was denied on appeal. No demand for arbitration (or lawsuit if arbitration is prohibited by law) may be filed with respect to any claim for which a timely initial claim was not filed, or with respect to which the claimant failed to file a timely appeal. No claim may be brought on a class action basis or in a representative capacity on behalf of similarly-situated claimants.
(iii)BY ELECTING TO PARTICIPATE IN THE PLAN, THE COMPANY AND EACH PARTICIPANT EXPRESSLY AGREE TO ARBITRATION AND WAIVE ANY RIGHT TO TRIAL BY JURY, JUDGE OR ADMINISTRATIVE PROCEEDING.
(a)Indemnification. The Company shall indemnify and hold harmless each member of the Board or the Committee and other persons connected with the Plan in any capacity, including, but not limited to, the employees and directors of the Company performing services on behalf of the Committee, against any liability, cost or expense arising as a result of any claim asserted by any person or entity under the laws of any state or of the United States with respect to any action or failure to act of such individuals taken in connection with this Plan, except claims or liabilities arising on account of the willful misconduct or bad faith of such Board member, Committee member or individual.
(b)Governing Law. The validity and construction of the Plan and all determinations made and actions taken pursuant hereto, to the extent that federal laws do not control, will be governed by the laws of the State of New York, without giving effect to the principles of conflicts of laws.
(c)Severability. If any provision of the Plan is, becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan under any law deemed applicable by the Committee, then such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan shall remain in full force and effect.
(d)References. Unless otherwise indicated, all references to “Sections” contained herein are references to Sections of this Plan.
(e)Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
(f)Gender and Number. As used herein, and as appropriate to the context, the masculine pronoun shall include the feminine and the neuter, and the single shall include the plural.